Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Neil Berkman, Investor Relations, 310-477-3118, nberkman@berkmanassociates.com
Larry Gerdes, Chief Executive Officer, 678-808-0600, larry.gerdes@trcr.com
Lance Cornell, Chief Financial Officer, 678-808-0600, lance.cornell@trcr.com

August 4, 2011
(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS EARNINGS PER SHARE OF $0.33 AND 38% REVENUE GROWTH FOR THE SECOND QUARTER OF 2011

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), a leading provider of clinical documentation solutions to the U.S. healthcare market, today announced its unaudited financial results for the second quarter ended June 30, 2011.

Second Quarter Results

Transcend's diluted earnings per share increased to $0.33 for the second quarter of 2011 compared to $.15 for the second quarter of 2010. During the second quarter of 2011, the Company incurred $139,000 of acquisition-related transaction costs which impacted diluted earnings per share by approximately $(.01). The results for 2010 include the $(.06) per diluted share impact of two unusual expenses: $601,000 of transaction fees related to an unsuccessful acquisition and $445,000 related to a cumulative stock-based compensation adjustment. Excluding these two unusual expenses, non-GAAP diluted earnings per share for the second quarter of 2010 was $.21 (see table below for a reconciliation of GAAP to non-GAAP results). The improvement in earnings was primarily due to the positive impact of acquisitions and gross margin improvement.

Revenue for the second quarter of 2011 increased $8,453,000 or 38% to $30,662,000 compared to $22,209,000 for the second quarter of 2010, including $6,729,000 of revenue contributed by the Heartland and DTS acquisitions. Excluding these two recent acquisitions, revenue increased 8%.

Gross profit for the second quarter of 2011 increased 53% to $12,313,000, or 40% of revenue, compared to $8,031,000, or 36% of revenue, for the second quarter of 2010.

Operating income for the second quarter of 2011 increased 120% to $5,934,000, or 19% of revenue, compared to $2,692,000, or 12% of revenue, for the second quarter of 2010. Excluding the two unusual 2010 expenses mentioned above, operating income increased 59% for the second quarter of 2011 compared to non-GAAP operating income of $3,738,000 or 17% of revenue for the same quarter of last year.

The effective income tax rate for the second quarter of 2011 was 40% compared to 41% in the second quarter of 2010.

Net income for the second quarter of 2011 increased 131% to $3,624,000 compared to $1,568,000 for the second quarter of 2010. Excluding the two unusual expenses mentioned above, net income for the second quarter of 2011 increased 59% compared to non-GAAP net income of $2,273,000 for the second quarter of 2010.

As of June 30, 2011, the Company had $22,393,000 of cash, cash equivalents and short-term investments on hand, $30,349,000 of net working capital and no debt outstanding. During the second quarter of 2011, the Company acquired DTS America, Inc. (“DTS”) for a net cash investment of $8,781,000 (plus $600,000 to be paid in the future). The Company also invested $1,446,000 in capital expenditures and capitalized software development costs during the second quarter, including $1,017,000 related to Transcend's new Encore transcription platform.

Table to Reconcile GAAP Results to Non-GAAP Results for the Quarter ended June 30, 2010
In Thousands, Except Per Share Amounts
(Note: Only GAAP numbers are reported for the second quarter of 2011)

	Non-GAAP Results	Acquisition-Related Costs	Stock Compensation Adjustment	GAAP Results

Operating Income	$3,738	$(601)	$(445)	$2,692

Income Before Income Taxes	3,715	(601)	(445)	2,669

Income Taxes	1,442	(233)	(108)	1,101

Net Income	$2,273	$(368)	$(337)	$1,568

Weighted Avg. Shares Outstanding - Diluted	10,793	10,793	10,793	10,793

Diluted Earnings Per Share	$0.21	$(0.03)	$(0.03)	$0.15

Year-to-Date Results

Revenue increased $15,545,000, or 35%, to $59,960,000 for the six months ended June 30, 2011 compared to revenue of $44,415,000 in the same period in 2010. Gross profit increased $8,966,000, or 58%, to $24,477,000 in the six months ended June 30, 2011 compared to $15,511,000 in the same period in 2010. Gross profit as a percentage of revenue increased to 41% in the six months ended June 30, 2011 compared to 35% for the same period in 2010. Operating income increased $7,083,000, or 138%, to $12,219,000 in the six months ended June 30, 2011, compared to $5,136,000 in the same period in 2010. Included in 2011 and 2010 operating expenses are acquisition-related costs of $221,000 and $1,279,000, respectively. The costs for 2010 were related to an unsuccessful acquisition. Also included in 2010 is a $676,000 cumulative adjustment for stock-based compensation expense. The effective tax rate was 40% for both periods. Net income increased $4,338,000, or 142%, to $7,385,000 in the six months ended June 30, 2011, compared to $3,047,000 in the same period in 2010. Fully diluted earnings per share increased $0.39, to $0.67 for the six months ended June 30, 2011, compared to $0.28 for the same period in 2010.

Operations Review and Outlook

Susan McGrogan, President and Chief Operating Officer, stated: “I am extremely pleased to report that during the second quarter, we sold new business that we expect to generate between $6.4 million and $7.9 million of annual revenue once fully implemented. This was the strongest sales quarter we have had in recent years and should positively impact our organic revenue growth rates in the fourth quarter. We typically see lighter volumes in the second and third quarters and this year was no exception. The sequential quarter impact of seasonality is roughly 1% of revenue and $(.01) per diluted share.”

“Our gross profit margin increased four points compared to the same quarter last year, from 36% to 40%,” continued Ms. McGrogan. “This was down a little over one point from the first quarter of 2011. About half of the sequential quarter decline is attributable to the impact of the DTS acquisition and the remainder is primarily a result of investments in personnel to manage our growth. We expect to be able to improve the DTS margins over the next 18 months as we integrate the operations and convert some of the DTS customers to our platform. We edited 85% of our BeyondTXT and 77% of our Gemstar platform volume using speech recognition technology in the second quarter, which was about the same as the first quarter and compares to 72% of our BeyondTXT volume in the second quarter of 2010. We processed 37% of our work offshore in the second quarter, about the same as the first quarter and up from 17% in the second quarter of last year due to the Heartland acquisition.

Lance Cornell, Chief Financial Officer, added: “We continue to make progress on our integration of Heartland, particularly in India, and we are in the middle of the first stage of the DTS integration. Both are progressing according to our plans and DTS was slightly accretive to earnings in the second quarter excluding transaction costs. We were excited to announce the acquisition of Baltimore-based Salar earlier this week. Our strategy is to offer complete clinical documentation solutions for our customers, giving them as much flexibility as possible to choose different methods for documenting patient care depending on the unique needs of the physicians and the hospital. If they choose dictation, we offer our traditional outsourced transcription services or a platform for their in-house transcription department. If they choose physician self-editing solutions, we can offer our BeyondSpeech solution for Radiology and expect to be able to offer a solution for HIM as a module of Encore around the end of the year. And some customers will prefer template-based solutions for certain types of documentation. Salar's TeamNotesTM product meets that need with a highly customized approach that maximizes physician productivity and adoption, particularly in cases where electronic medical record implementations have not realized their potential. We are excited to work with Todd Johnson and his team at Salar to integrate the Salar products into our clinical documentation strategy.”

Larry Gerdes, Chief Executive Officer, concluded: “A significant milestone in our history occurred on June 27th, when we announced the general availability of EncoreTM, our new SaaS transcription platform. We have invested significant resources into the development of EncoreTM and we are excited about the role this new platform will play in our future. We plan to migrate all of the customers on our BeyondTXT and Gemstar platforms to EncoreTM over the next two years. I want to congratulate our technical teams for this success. As we look forward, we plan to build on our second quarter sales momentum and our new offerings - both acquired and internally developed - to provide the industry with a robust suite of products and services to meet their clinical documentation needs. This is a very busy and exciting time for our employees and I want to thank everyone at Transcend for their diligence and loyalty to our customers.

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on August 4, 2011 at 11:00 a.m. Eastern time. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 82233515 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 82233515 from two hours after the completion time of the conference call until midnight on August 11, 2011.

About Transcend Services, Inc.

Transcend Services is a leading provider of clinical documentation solutions for healthcare organizations. Our high-quality transcription services - along with our physician self-edit and template solutions, data extraction and reporting tools - provide critical data needed to document patient encounters and help drive clinical decision making. We provide our clients with exceptional quality, turnaround time and service so that they can focus on what matters most - their patients.  For more information, visit www.transcendservices.com.

Statement Regarding Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures of operating income, income before income taxes, net income and earnings per diluted share for 2010 in this earnings release and anticipates using some or all of these measures in the earnings conference call on August 4, 2011. These measures should not be considered in isolation or as a substitute for GAAP operating income, income before income taxes, net income, earnings per diluted share or other performance measures prepared in accordance with GAAP. The Company used these non-GAAP measures of operating performance because it allowed us to more easily compare past performance consistently over various periods and improves our ability to assess future performance. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Safe Harbor Statement

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, extraordinary expenses, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, challenges encountered in integrating acquired businesses, increased regulatory burdens, lower-than-expected demand for the Company's products and services, failure to expand customer relationships or realize revenues from sales closed in the current quarter, the Company's position for growth, delays in the development of the Company's transcription platform, business conditions in the integrated health care delivery network market, adverse general economic conditions, resolution of uncertain tax positions, foreign currency exchange rates and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission ("SEC") from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and rounded to the nearest thousand,
except earnings per share)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenue	$30,662,000	$22,209,000	$59,960,000	$44,415,000
Direct costs	18,349,000	14,178,000	35,483,000	28,904,000
Gross profit	12,313,000	8,031,000	24,477,000	15,511,000
Operating expenses:
Sales and marketing	638,000	535,000	1,052,000	938,000
Research and development	1,010,000	408,000	1,906,000	834,000
General and administrative	3,534,000	2,695,000	7,075,000	5,585,000
Stock-based compensation	306,000	640,000	576,000	831,000
Acquisition-related costs	139,000	601,000	221,000	1,279,000
Depreciation and amortization	752,000	460,000	1,428,000	908,000
Total operating expenses	6,379,000	5,339,000	12,258,000	10,375,000
Operating income	5,934,000	2,692,000	12,219,000	5,136,000
Interest and other expenses, net	(74,000)	23,000	(52,000)	50,000
Income before income taxes	6,008,000	2,669,000	12,271,000	5,086,000
Income tax provision	2,384,000	1,101,000	4,886,000	2,039,000
Net income	$3,624,000	$1,568,000	$7,385,000	$3,047,000

Basic earnings per share:
Net earnings per share	$0.34	$0.15	$0.70	$0.29
Weighted average shares outstanding	10,651,000	10,489,000	10,625,000	10,486,000

Diluted earnings per share:
Net earnings per share	$0.33	$0.15	$0.67	$0.28
Weighted average shares outstanding	11,063,000	10,793,000	11,025,000	10,839,000

TRANSCEND SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(Rounded to the nearest thousand)

	June 30, 2011 (unaudited)	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$4,114,000	$6,207,000
Short-term investments	18,279,000	20,454,000
Accounts receivable, net of allowance for doubtful accounts of $145,000 at June 30, 2011 and $124,000 at December 31, 2010	14,259,000	12,037,000
Deferred income tax, net	1,743,000	482,000
Prepaid expenses and other current assets	1,320,000	688,000
Total current assets	39,715,000	39,868,000
Property and equipment, net	3,136,000	2,976,000
Capitalized software development costs, net	5,087,000	3,188,000
Intangible assets, net	40,981,000	35,301,000
Deferred income tax, net	2,190,000	470,000
Other assets	371,000	414,000
Total assets	$91,480,000	$82,217,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,008,000	$1,653,000
Accrued compensation expense	3,955,000	3,666,000
Promissory notes payable	—	67,000
Income tax payable	847,000	1,193,000
Other accrued liabilities	2,556,000	2,180,000
Total current liabilities	9,366,000	8,759,000
Long term liabilities:
Income tax contingencies	2,682,000	2,606,000
Other liabilities	585,000	689,000
Total long term liabilities	3,267,000	3,295,000
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at June 30, 2011 and December 31, 2010	-	-
Common stock, $0.05 par value; 30,000,000 shares authorized at June 30, 2011 and December 31, 2010; 10,671,000 and 10,566,000 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	533,000	528,000
Additional paid-in capital	64,662,000	63,368,000
Retained earnings	13,652,000	6,267,000
Total stockholders' equity	78,847,000	70,163,000
Total liabilities and stockholders' equity	$91,480,000	$82,217,000